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                                                        Exhibit 10.14B



                   AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

     The EMPLOYMENT AGREEMENT, dated May 1, 1995, as heretofore amended (the "Employment Agreement"), by and between Level 8 Systems, Inc., a New York corporation (formerly, Across Data Systems, Inc.) (the "Company"), and Arie Kilman ("Executive"), is hereby amended by replacing paragraph 3.2 with the following:

(3.2) Performance Bonus. The Board of Directors will establish a performance bonus for the Executive each fiscal year after 1996 based on the then current scope of responsibilities of the Executive and on the projected budget of the Company. The 1996 performance bonus will be $150,000 if the Company completes a public offering of at least $5 million during 1996. Notwithstanding the foregoing, in the event such bonus or any portion thereof shall at any time be determined to reduce the net income or increase the net loss of the Company for any period, Executive agrees to waive such bonus or such portion thereof and the Company shall have no liability therefor. In any event, such bonus shall not be paid prior to January 1, 1997, and shall be paid only following (i) a determination by the auditors of the Company and the Audit Committee of the Board of Directors of the Company that such bonus shall not so affect net income or net loss and (ii) consultation with Hampshire Securities Corporation with such auditors and such Audit Committee.

       WITNESS THE EXECUTION AND DELIVERY HEREOF as of December 1, 1996.


                                       LEVEL 8 SYSTEMS, INC.



                                       By: __________________________________
                                           Robert R. MacDonald
                                           Chairman of the Board of Directors



                                       EXECUTIVE




                                       ______________________________________
                                       Arie Kilman